Exhibit 99.1
                       News Release
CONTACT: Michael J. McCann
                        CFO and Treasurer
                        (337) 235-2452
FOR IMMEDIATE RELEASE
PHI, INC. ANNOUNCES RESULTS
FOR THE YEAR ENDED DECEMBER 31, 2006
     LAFAYETTE, LA – March 16, 2007 – PHI, Inc. (“PHI”) today reported a net loss of $0.7 million ($0.05 per diluted share) on operating revenues of $413.1 million for the year ended December 31, 2006, compared to net earnings of $14.2 million ($1.76 per diluted share) on operating revenues of $363.6 million for the year ended December 31, 2005. The current year’s results include a charge for debt restructuring of $12.8 million, as well as reduced revenue and increased costs related to the pilots’ strike which commenced September 20, 2006. These items are more fully discussed in our Form 10-K.
     Operating revenues for 2006 were $413.1 million compared to $363.6 million for 2005, an increase of $49.5 million. Domestic Oil and Gas operating revenues increased $28.4 million due primarily to customer requirements for additional aircraft, and contractual rate increases. Operating revenues in the Air Medical segment increased $21.3 million, or 19%, due to the additional operations established during 2005 that were in operation for a full year in 2006. Although Domestic Oil and Gas and Air Medical segments reflected increased revenues compared to 2005, both segments were adversely affected by the pilots’ strike.
As previously reported, the pilots represented by the OPEIU (the Office and Professional Employees International Union) commenced a general strike on September 20, 2006 affecting both the Domestic Oil and Gas and Air Medical segments. Approximately 236 pilots initially participated in this strike, out of a total pilot work force of 597. On November 10, 2006, the OPEIU notified the Company that it was ending the strike, purportedly offering an “unconditional” return to work of the remaining striking pilots.
To date, 196 of 236 striking pilots (83%) have been rehired or have taken themselves out of consideration for continued employment. In addition to processing the remaining striking pilots back to work, we continue to hire additional pilots. That process was interrupted November 10, 2006, when the union announced that the striking pilots would return to work unconditionally, but in early January 2007, we again commenced hiring pilots based on increasing needs due to new aircraft deliveries. As of February 28, 2007, the pilot work force was 648, compared to a total pilot work force on the date the strike commenced of 597. Continuing legal issues related to the pilots’ strike are more fully discussed in our Form 10K.
In the fourth quarter of 2006, operating revenues were $95.3 million compared to operating revenues of $102.6 million in the same quarter of 2005. The net loss in the fourth quarter 2006 was $5.3 million, or $0.34 per share diluted share, compared to net earnings of $6.4 million or $0.62 per diluted share in the fourth quarter of 2005. There were 4.9 million more shares outstanding at December 31, 2006 than were outstanding at December 31, 2005.

Certain statements in this release constitute forward-looking statements or statements that may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “anticipate,” “estimate,” “project,” “intend,” “expect,” “should,” “believe,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors that could cause the Company’s actual results, performance (financial or operating) or achievements to differ materially from the results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. The above factors are more fully discussed in the Company’s SEC filings.
PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas industry, air medical industry and also provides third-party maintenance services to select customers. PHI Common Stock is traded on The Nasdaq National Market System (symbols PHII and PHIIK).
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PHI, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Thousands of dollars and shares, except per share data)

	For the Year Ended
	December 31,
	2006	2005
Operating revenues	$413,118	$363,610
Gain, net on disposition of property and equipment	1,910	1,173
Other	8,036	2,057

	423,064	366,840

Expenses:
Direct expenses	366,272	299,263
Selling, general and administrative	27,839	24,896
Interest expense	17,243	20,448
Loss on debt restructuring	12,790	—

	424,144	344,607

Earnings (loss) before income taxes	(1,080)	22,233

Income taxes	(413)	8,079

Net earnings (loss)	$(667)	$14,154

Earnings (loss) per share
Basic	$(0.05)	$1.76
Diluted	$(0.05)	$1.76

Weighted average shares outstanding:
Basic	13,911	8,040
Diluted	13,911	8,063

Total shares outstanding	15,288	10,422
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Summarized financial information concerning the Company’s reportable operating segments for the years ended December 31, 2006, 2005 and 2004:

		Year Ended
	December 31,
	2006	2005	2004
	(Thousands of dollars)
Segment operating revenues
Domestic Oil and Gas	$248,035	$219,644	$180,102
Air Medical	133,397	112,123	77,476
International	25,588	28,192	24,342
Technical Services	6,098	3,651	9,388

Total operating revenues	413,118	363,610	291,308

Segment direct expense
Domestic Oil and Gas	213,279	173,177	151,107
Air Medical	130,412	104,465	67,664
International	18,456	19,099	18,668
Technical Services	4,125	2,522	7,935

Total direct expense	366,272	299,263	245,374

Segment selling, general and administrative expense
Domestic Oil and Gas	1,010	1,003	1,499
Air Medical	7,384	6,503	6,525
International	96	214	49
Technical Services	82	7	12

Total selling, general and administrative expense	8,572	7,727	8,085

Total direct and selling, general and administrative expense	374,844	306,990	253,459

Net segment profit
Domestic Oil and Gas	33,746	45,464	27,496
Air Medical	(4,399)	1,155	3,287
International	7,036	8,879	5,625
Technical Services	1,891	1,122	1,441

Total	38,274	56,620	37,849

Other, net	9,946	3,230	2,961
Unallocated selling, general and administrative costs	(19,267)	(17,100)	(12,949)
Interest expense	(17,243)	(20,448)	(20,109)
Loss on debt restructuring	(12,790)	—	—

Earnings (loss) before income taxes	$(1,080)	$22,233	$7,752

Flight hours
Domestic Oil and Gas	107,735	111,236	100,814
Air Medical	29,980	26,619	19,595
International	13,265	16,788	15,871

Total	150,980	154,643	136,280

Air Medical Transports	20,808	17,200	11,390

Aircraft operated at period end
Domestic Oil and Gas	152	155	151
Air Medical	68	64	51
International	16	16	19

Total	236	235	221

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